EXHIBIT 21

SUBSIDIARIES OF REGISTRANT

Registrant owned 100% of the outstanding stock of the following companies as of December 31, 2018, except as noted:

Name	State of Formation
Atlantic States Insurance Company	Pennsylvania
Southern Insurance Company of Virginia	Virginia
Le Mars Insurance Company	Iowa
The Peninsula Insurance Company	Maryland
Peninsula Indemnity Company*	Maryland
Donegal Financial Services Corporation**	Delaware
Union Community Bank ***	Pennsylvania
Sheboygan Falls Insurance Company	Wisconsin
Michigan Insurance Company	Michigan

*	Wholly owned by The Peninsula Insurance Company.
**	Registrant owns 48.2%. Donegal Mutual Insurance Company owns 51.8%.
***	Wholly owned by Donegal Financial Services Corporation.